Morrill & Associates, LLC
Certified Public Accountants
563 West 500 South, Suite 425
Bountiful, Utah 84010
801-546-9068 Phone; 801-546-8211 Fax

August 17, 2011

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated August 12, 2011, with respect to the financial statements as of December 31, 2010 and 2009 and the related statements of operations, stockholders’ deficit and cash flows for the period from inception on June 23, 2009 through December 31, 2009, the year ended December 31, 2010, and from inception on June 23, 2009 through December 31, 2010 to be included in the filing of the Form S-1/A of Pequot Resources, Inc. (formerly Atlas Resources, Incorp.) (a development stage company).

Sincerely,

/s/ Morrill & Associates

Morrill & Associates